Exhibit 99.1

FULTON FINANCIAL
CORPORATION

FOR IMMEDIATE RELEASE
Media Contact: Laura J. Wakeley
717-291-2616

Fulton Financial reports first quarter earnings of $0.19 per share

•	Diluted earnings per share for the first quarter of 2012 was 19 cents, a 5.6 percent increase from the fourth quarter of 2011 and an 11.8 percent increase from the first quarter of 2011.

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The provision for credit losses was $28.0 million for the first quarter of 2012, a $2.0 million, or 6.7 percent, decrease from the fourth quarter of 2011 and a $10.0 million, or 26.3 percent, decrease from the first quarter of 2011. Non-performing loans decreased $2.5 million, or 0.9 percent, in comparison to the fourth quarter of 2011. Annualized net charge-offs as a percent of average total loans decreased to 0.94 percent for the first quarter of 2012, compared to 1.36 percent for the fourth quarter of 2011.

•
Net interest income was relatively unchanged in comparison to the fourth quarter of 2011, increasing $236,000, or 0.2 percent. Net interest margin increased 4 basis points, or 1.0 percent, to 3.85 percent.

•	In comparison to the fourth quarter of 2011, other income increased $3.3 million, or 6.9 percent, and other expenses increased $1.9 million, or 1.7 percent.

(April 17, 2012) - Lancaster, PA - Fulton Financial Corporation (NASDAQ: FULT) reported net income of $38.1 million, or 19 cents per diluted share, for the first quarter ended March 31, 2012, compared to $36.1 million, or 18 cents per diluted share, for the fourth quarter of 2011.
“Our first quarter performance gives us a strong start for the year”, said R. Scott Smith, Jr., Chairman and CEO. “We saw improvement in our return on average assets, net interest margin, non-interest income and in asset quality. We were encouraged to again see a reduction in the provision for loan losses. Residential mortgage refinancing activity was particularly strong throughout the quarter and contributed significantly to our growth in non-interest income. Funding costs continued to decrease this quarter, helping us to expand our net interest margin. We are well positioned to respond to increased credit demand from businesses and consumers as overall confidence improves”.

Asset Quality
Non-performing assets were $317.5 million, or 1.92 percent of total assets, at March 31, 2012, compared to $317.3 million, or 1.94 percent of total assets, at December 31, 2011 and $355.1 million, or 2.22 percent of total assets, at March 31, 2011.
Annualized net charge-offs for the quarter ended March 31, 2012 were 0.94 percent of average total loans, compared to 1.36 percent for the quarter ended December 31, 2011. The allowance for credit losses as a percentage of non-performing loans was 90.9 percent at March 31, 2012 in comparison to 90.1 percent at December 31, 2011.

Net Interest Income and Margin
Net interest income for the first quarter of 2012 increased $236,000, or 0.2 percent, from the fourth quarter of 2011. Net interest margin increased 4 basis points, or 1.0 percent, from 3.81 percent in the fourth quarter of 2011, to 3.85 percent in the first quarter of 2012. The slight improvement in net interest income was primarily due to an increase in interest-earning assets and a decrease in funding costs, as well as a decrease in premium amortization on mortgage-backed securities and collateralized mortgage obligations, partially offset by the effect of one less day in the first quarter of 2012.

Average Balance Sheet
Total average assets for the first quarter of 2012 were $16.2 billion, an increase of $23.5 million, or 0.1 percent, from the fourth quarter of 2011.
Average loans, net of unearned income, increased $52.7 million, or 0.4 percent, in comparison to the fourth quarter of 2011.

	Quarter Ended		Increase (decrease)
	Mar 31, 2012	Dec 31, 2011	$	%
	Dollars in thousands
Loans, by type:
Real estate - commercial mortgage	$4,617,507	$4,554,161	$63,346	1.4%
Commercial - industrial, financial, and agricultural	3,585,520	3,637,465	(51,945)	(1.4)%
Real estate - home equity	1,611,565	1,628,406	(16,841)	(1.0)%
Real estate - residential mortgage	1,137,625	1,066,463	71,162	6.7%
Real estate - construction	641,574	641,485	89	—%
Consumer	311,592	326,818	(15,226)	(4.7)%
Leasing and other	73,589	71,448	2,141	3.0%
Total Loans, net of unearned income	$11,978,972	$11,926,246	$52,726	0.4%
Changes in average loans, by type, included a $71.2 million increase in residential mortgages and a $63.3 million increase in commercial mortgages. These increases were partially offset by a $51.9 million decline in commercial loans, a $16.8 million decrease in home equity loans and a $15.2 million decrease in consumer loans.
Average deposits for the first quarter of 2012 decreased $220.0 million, or 1.8 percent, from the fourth quarter of 2011.

	Quarter Ended		Increase (decrease)
	Mar 31, 2012	Dec 31, 2011	$	%
	Dollars in thousands
Deposits, by type:
Noninterest-bearing demand	$2,565,089	$2,529,548	$35,541	1.4%
Interest-bearing demand	2,464,452	2,462,551	1,901	0.1%
Savings deposits	3,341,035	3,466,104	(125,069)	(3.6)%
Total demand and savings	8,370,576	8,458,203	(87,627)	(1.0)%
Time deposits	3,951,908	4,084,278	(132,370)	(3.2)%
Total Deposits	$12,322,484	$12,542,481	$(219,997)	(1.8)%
The decrease in average deposits in the first quarter of 2012 in comparison to the fourth quarter of 2011 was a result of a $132.4 million decrease in time deposits and an $87.6 million decrease in demand and saving accounts. The decrease in average demand and savings accounts occurred mainly in municipal accounts.

Non-interest Income
Other income, excluding investment securities gains, increased $5.1 million, or 11.3 percent, in comparison to the fourth quarter of 2011. Mortgage banking income increased $3.8 million, or 61.6 percent, due to an increase in pricing spreads and an increase in the volume of new loan commitments. Also contributing to the increase in other income was a $650,000, or 7.4 percent, increase in investment management and trust services revenue and $1.5 million of gains on sales of fixed assets.
Investment securities gains for the first quarter of 2012 were $1.3 million, compared to $3.1 million for the fourth quarter of 2011. During the first quarter of 2012, the Corporation realized $165,000 and $1.1 million of gains on sales of debt and equity securities, respectively. During the fourth quarter of 2011, the Corporation realized $3.1 million and $640,000 of gains on sales of debt and equity securities, respectively, partially offset by $636,000 of other-than-temporary impairment charges for stocks of financial institutions.

Non-interest Expense
Other expenses increased $1.9 million, or 1.7 percent, in the first quarter of 2012 compared to the fourth quarter of 2011. Salaries and employee benefits increased $2.3 million, or 3.9 percent, driven by a seasonal increase in payroll taxes and increased healthcare costs. Also contributing to the increase in other expenses was $2.6 million of contingent losses, recorded as a component of operating risk loss, associated with previously sold residential mortgages. Offsetting these increases was the effect of $1.8 million of expenses incurred in the fourth quarter of 2011 related to the merger of the Corporation's New Jersey banks.

About Fulton Financial
Fulton Financial Corporation is a Lancaster, Pennsylvania-based financial holding company which has approximately 3,800 employees and operates more than 265 banking offices in Pennsylvania, Maryland, Delaware, New Jersey and Virginia through the following affiliates: Fulton Bank, N.A., Lancaster, PA; Swineford National Bank, Middleburg, PA; Lafayette Ambassador Bank, Easton, PA; FNB Bank, N.A., Danville, PA; Fulton Bank of New Jersey, Mt. Laurel, NJ; and The Columbia Bank, Columbia, MD.
The Corporation's investment management and trust services are offered at all banks through Fulton Financial Advisors, a division of Fulton Bank, N.A. Residential mortgage lending is offered by all banks through Fulton Mortgage Company.
Additional information on Fulton Financial Corporation is available on the Internet at www.fult.com.

Safe Harbor Statement

This news release may contain forward-looking statements with respect to the Corporation's financial condition, results of operations and business. Do not unduly rely on forward-looking statements. Forward-looking statements can be identified by the use of words such as “may,” “should,” “will,” “could,” “estimates,” “predicts,” “potential,” “continue,” "anticipates," “believes,” “plans,” “expects,” “future,” "intends" and similar expressions which are intended to identify forward-looking statements.
These forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties, some of which are beyond the Corporation's control and ability to predict, that could cause actual results to differ materially from those expressed in the forward-looking statements. The Corporation undertakes no obligation, other than as required by law, to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
Many factors could affect future financial results including, without limitation: the impact of adverse changes in the economy and real estate markets; increases in non-performing assets which may reduce the level of earning assets and require the Corporation to increase the allowance for credit losses, charge-off loans and incur elevated collection and carrying costs related to such non-performing assets; acquisition and growth strategies; market risk; changes or adverse developments in political or regulatory conditions; a disruption in, or abnormal functioning of, credit and other markets, including the lack of or reduced access to markets for mortgages and other asset-backed securities and for commercial paper and other short-term borrowings; changes in the levels of, or methodology for determining, FDIC deposit insurance premiums and assessments; the effect of competition and interest rates on net interest margin and net interest income; investment strategy and other income growth; investment securities gains and losses; declines in the value of securities which may result in charges to earnings; changes in rates of deposit and loan growth or a decline in loans originated; relative balances of rate-sensitive assets to rate-sensitive liabilities; salaries and employee benefits and other expenses; amortization of intangible assets; goodwill impairment; capital and liquidity strategies, and other financial and business matters for future periods.
For a more complete discussion of certain risks and uncertainties affecting the Corporation, please see the sections entitled “Risk Factors” and “Management's Discussion and Analysis of Financial Condition and Results of Operations” set forth in the Corporation's filings with the Securities and Exchange Commission.
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2012